INVESTOR RELATIONS CONTACT
Paula Berman
BindView Corporation
Tel: (713) 561-4333
Fax: (713) 561-1333
pr@bindview.com
http://www.bindview.com

FOR IMMEDIATE RELEASE

           BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002

HOUSTON -- OCT. 24, 2002 -- BindView Corporation (NASDAQ: BVEW), a leading provider of IT security management solutions, today announced results for the quarter and nine months ended Sept. 30, 2002.

Revenues for the third quarter of 2002 were $15.9 million compared with $16.7 million in the third quarter of 2001. Revenues for the quarter increased six percent over the second quarter of 2002. License revenues for the quarter were $8.5 million, compared with $9.7 million for the third quarter of 2001. License revenues for the third quarter reflected a decline in new licenses from the Company's products for Novell-based platforms and lower than expected license revenues in Europe and South America. Services revenues for the quarter increased to $7.5 million compared with $6.9 million in the third quarter of 2001.

During the current quarter, revenues from the Company's products for Microsoft-based platforms grew 14 percent from the third quarter of 2001 and accounted for approximately 73 percent of revenues, up from 60 percent of revenues for the same period last year. Revenues from the Company's products for Novell-based platforms declined 37 percent and accounted for 22 percent of revenues, down from 33 percent in the third quarter of 2001.

                                     (more)

BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002          2--2--2--2

For the third quarter of 2002, operating loss narrowed to $3.1 million, compared with $13.8 million in the third quarter of 2001. Excluding the restructuring and asset impairment charges in both quarters, this improvement reflected a reduction in operating costs and expenses of $5.1 million. Net loss for the quarter totaled $2.9 million, or $0.06 per share, compared with a net loss of $12.8 million, or $0.25 per share, in the third quarter of 2001. The net loss for the current quarter, excluding the restructuring and asset impairment charge of $1.9 million, or $0.04 per share, was $1.1 million, or $0.02 per share.

Gross profit for the third quarter totaled $14.4 million, compared with $14.9 million for the same period in 2001, reflecting the decrease in license revenues. Gross margin for the quarter was 90.1 percent, up from 89.6 percent for the same period in the preceding year. The expansion in gross margin reflected the improvement in operating leverage of the Company's technical support and professional services units.

"Despite the difficult operating environment, we grew revenues sequentially and continued to see growth in our sales pipeline," commented Eric Pulaski, president and CEO of BindView. "Looking forward, we will continue to be sharply focused on sales and marketing activities to drive higher revenue growth. Accordingly, we believe that our efforts will result in sequential revenue growth for the fourth quarter with net earnings and positive cash flow."

"During the quarter we applied our extensive experience in security management to expand into a new market opportunity with the successful introduction of the BindView Policy Center, a highly competitive security policy development and management system," continued Pulaski. "Our ability to develop and introduce technologies that are critical for keeping IT infrastructures secure will enable BindView to extend its leadership position and support future growth."

                                     (more)

BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002          3--3--3--3

RECENT HIGHLIGHTS:

- BindView added a new product line, the BindView Policy Center and introduced the line's first product, Policy Operations Center. BindView Policy Center helps organizations proactively assess their compliance to corporate and regulatory policy.

- The Company launched bv-Control for Web Services and bv-Admin for Microsoft .NET Web Services. These products help Web administrators effectively secure and manage Microsoft Internet Information Server
         (IIS) as well as the new Microsoft .NET Web Services. These BindView products reinforce the Company's leading role in security management and commitment to deliver innovative solutions for next generation technologies.

- The Company unveiled its new Password Self Service solution, a Web-based application that allows individual users to reset their own user passwords and unlock their accounts, helping to save valuable time for both system administrators and users.

- BindView's bv-Control for Windows outperformed five other finalists to win the Security category in Windows and .NET Magazine's Best of Show Award at the Microsoft Enterprise Conference. In addition, bv-Admin for Microsoft Exchange was selected as a finalist in the Management category and bv-Admin Mobile was selected as a finalist in the Mobility category.

- bv-Control for Windows was awarded the coveted Windows & .NET Magazine Readers' Choice Award for Product of the Year. In this competition, the winner was determined only by readers' write-in votes.

- BindView was also recently honored with a MSD2D.com People's Choice Award for bv-Admin for Exchange in the Exchange Administration category. This award was chosen by votes from readers of MSD2D.com, an online resource for network administrators.

- IDC recognized BindView for the third consecutive year as the worldwide leader in the host-based vulnerability assessment (VA) market. BindView was also recognized as the second largest VA software vendor and as the third largest worldwide ID&VA software vendor. Looking forward, IDC expects the ID & VA software market to grow considerably and to exceed $1.4 billion in revenues by 2006.

- Earlier this month, more than 300 security and IT professionals from around the globe convened at BindView's highly successful user conference. Leading industry experts from the National Security Agency and Gartner Research were on hand to share perspectives on security management best practices.

                                     (more)

BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002          4--4--4--4

At Sept. 30, 2002, the Company's cash and cash equivalents were $38.3 million, compared with $43.7 million at the end of the second quarter. The decrease in the cash balance was in line with the Company's expectations and reflected $1.7 million in purchases of the Company's common stock under its share repurchase program. During the third quarter, the Company repurchased 1.9 million shares of its common stock at an average price of $0.93 per share. The Company has no outstanding debt. The Company expects to generate positive cash flow and free cash flow in the fourth quarter before the effects of any stock repurchases.

RESTRUCTURING AND ASSET IMPAIRMENT CHARGE. During the current quarter, the Company took a number of actions to improve operating efficiency and improve sales and marketing productivity. This included a reorganization of its sales and marketing departments, the transfer of development of certain products to its lower-cost India development center and consolidation of office space in its Houston headquarters. The Company took a restructuring and asset impairment charge of $1.9 million ($0.04 per share) relating to these actions, the majority of which related to the estimated cost of sub-leasing excess office space.

APPOINTMENT TO THE BOARD OF DIRECTORS. BindView also announced that it has appointed Peter T. Dameris, executive vice president and chief operating officer of Quanta Services, to the Company's board of directors. Prior to joining Quanta Services in February 2001, Dameris served as chairman of the board, chief executive officer and president of Metamor Worldwide, Inc., an international IT consulting company that was sold to a large global Internet service provider in 2000.

NASDAQ NOTIFICATION. The Company has been notified by NASDAQ that its stock has traded below the minimum $1 bid per share requirement for 30 consecutive trading days and that the Company has until Jan. 14, 2003 to regain compliance with this listing requirement. At that time, BindView can appeal the determination to a Listing Qualifications Panel, in accordance with NASDAQ's rules.

                                     (more)

BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002          5--5--5--5

BindView is considering possible actions to be implemented if its closing bid price does not meet the NASDAQ National Market minimum bid price requirement within the 90-day initial period. Among the actions under consideration would be to transfer BindView common stock to the NASDAQ SmallCap Market, which would provide BindView an additional 270 days to satisfy the minimum $1 bid price requirement and would make it eligible for transfer back to the NASDAQ National Market during that period.

OUTLOOK FOR FOURTH QUARTER 2002. The Company currently expects that revenues for the fourth quarter of 2002 will range between $18.0 million and $19.5 million and net income will range between $0.7 million ($0.01 per share) and $1.8 million ($0.04 per share).

SCHEDULED CONFERENCE. The Company has scheduled a conference call today at 4:00 p.m. CDT to discuss details of the third quarter financial results. Interested parties should call (800) 238-9007, passcode 568332. A Webcast also will be provided live at: www.bindview.com/com/about/ir.cfm. The conference will be available for replay at (888) 203-1112, passcode 568332 from Oct. 24 to Nov. 1, 2002.

                                     (more)

BINDVIEW ANNOUNCES FINANCIAL RESULTS FOR THIRD QUARTER 2002          6--6--6--6

ABOUT BINDVIEW CORPORATION

BindView Corporation, the worldwide leader in providing host-based vulnerability assessment software, delivers proactive security management solutions to help safeguard computer systems and networks from security breaches before they occur. Unlike traditional approaches, the company's solutions work from the inside out to help protect business systems from both internal and external threats, thus reducing business risks. BindView's suite of cross-platform software and associated services help secure, automate and reduce the costs of managing information technology infrastructures. More than 20 million licenses of our solutions have been shipped worldwide to approximately 5,000 companies, including more than 80 of the Fortune 100 and 24 of the largest 25 U.S. banks. Contact BindView via e-mail at info@bindview.com or visit BindView's World Wide Web Site at http://www.bindview.com. BindView can also be reached at (800) 749-8439 or at (713) 561-4000.


Statements in this news release not based on historical fact are "forward-looking" statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially because of factors such as, for example, the expected increase in IT security spending and continued improvement in sales execution and marketing effectiveness, risks associated with: competition within the network management software industry; rapid technological change; BindView's ability to execute its revenue- and cost-related strategies; possible customer deferrals of significant purchases in view of uncertainties in the domestic and global economy and factors effecting "execution and marketing effectiveness". Other such factors include the risk factors and other matters described from time to time in BindView's Form 10-K filings, Form 10-Q filings, and other periodic filings with the Securities and Exchange Commission.


Editors Note: BindView(R), the BindView logo, and the BindView product names used in this document are trademarks of BindView Development Corporation, which may be registered in one or more jurisdictions. The names of products of other companies mentioned in this document, if any, may be the registered or unregistered trademarks of the owners of the products.

                        BINDVIEW DEVELOPMENT CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                    (in thousands, except per share amounts)


                                                     Three Months Ended             Nine Months Ended
                                                        September 30,                  September 30,
                                                 --------------------------      --------------------------
                                                    2002            2001           2002            2001
                                                 ----------      ----------      ----------      ----------

Revenues:
   Licenses                                      $    8,455      $    9,749      $   25,620      $   29,798
   Services                                           7,489           6,914          22,132          21,400
                                                 ----------      ----------      ----------      ----------
                                                     15,944          16,663          47,752          51,198
                                                 ----------      ----------      ----------      ----------
Cost of revenues:
   Licenses                                             137             207             387             843
   Services                                           1,439           1,530           4,367           4,950
                                                 ----------      ----------      ----------      ----------
                                                      1,576           1,737           4,754           5,793
                                                 ----------      ----------      ----------      ----------
Gross profit                                         14,368          14,926          42,998          45,405
Operating costs and expenses:
   Sales and marketing                                8,732          11,371          28,608          39,165
   Research and development                           4,951           5,623          14,920          17,527
   General and administrative                         1,950           3,783           5,768          12,307
   Restructuring                                      1,608           6,000           1,608           6,594
   Asset Impairment                                     276           1,979             276           1,979
                                                 ----------      ----------      ----------      ----------
                                                     17,517          28,756          51,180          77,572
                                                 ----------      ----------      ----------      ----------
Operating loss                                       (3,149)        (13,830)         (8,182)        (32,167)
Other income (loss), net                                208          (4,525)          1,913          (3,176)
                                                 ----------      ----------      ----------      ----------
Loss before income taxes                             (2,941)        (18,355)         (6,269)        (35,343)
Provision (benefit) for income taxes                     --          (5,507)         19,562         (10,506)
                                                 ----------      ----------      ----------      ----------
Net loss                                         $   (2,941)     $  (12,848)     $  (25,831)     $  (24,837)
                                                 ==========      ==========      ==========      ==========
Loss per share - basic and diluted               $    (0.06)     $    (0.25)     $    (0.50)     $    (0.48)
                                                 ==========      ==========      ==========      ==========
Number of shares used to calculate per
 share amounts:
   Basic                                             51,050          51,097          51,314          51,533
   Diluted                                           51,050          51,097          51,314          51,533

                        BINDVIEW DEVELOPMENT CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                                 (in thousands)


                                                             SEPTEMBER 30,       DECEMBER 31,
                                                                 2002                2001
                                                             -------------       ------------
                                                              (UNAUDITED)
Cash and cash equivalents                                    $     38,256        $     39,791
Short-term investments                                                 --               3,253
Accounts receivable, net                                            9,331              10,344
Other                                                               2,135               1,180
                                                             ------------        ------------
   Total current assets                                            49,722              54,568

Property and equipment, net                                         8,389               9,221
Investments and other                                               4,768               4,770
Deferred income taxes                                                  --              19,562
                                                             ------------        ------------
       Total assets                                          $     62,879        $     88,121
                                                             ------------        ------------

Accounts payable                                             $      2,536        $      1,763
Accrued liabilities                                                 5,836               4,954
Accrued compensation                                                3,326               4,051
Deferred revenues                                                  11,828              10,350
                                                             ------------        ------------
   Total current liabilities                                       23,526              21,118

Deferred revenues                                                   2,031               2,618
Other                                                                 122                 576

Common stock                                                            1                   1
Treasury stock                                                     (1,764)            (12,738)
Additional paid-in capital                                        109,707             121,884
Accumulated deficit                                               (69,796)            (43,965)
Notes receivable from shareholders                                   (862)             (1,188)
Accumulated other comprehensive loss                                  (86)               (185)
                                                             ------------        ------------
   Total shareholders' equity                                      37,200              63,809
                                                             ------------        ------------
        Total liabilities and shareholders' equity           $     62,879        $     88,121
                                                             ------------        ------------

Common shares outstanding                                          50,083              51,377

                                       ###